Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
September 26, 2008
CONTACT: Sharon McHale
703-903-2438

FREDDIE MAC ANNOUNCES CHANGES
IN MANAGEMENT AND ORGANIZATION

McLEAN, VA — Freddie Mac (NYSE:FRE) today announced changes in its senior management and organization that will enable the company to help stabilize the housing finance system and position it to take advantage of business opportunities in the market over the longer term. The changes are effective immediately.

The company’s three business lines — Single Family Credit Guarantee, headed by Senior Vice President Donald J. Bisenius; Multifamily Sourcing, headed by Senior Vice President Michael C. May; and Investments and Capital Markets, headed by Senior Vice President Gary D. Kain — will report directly to Freddie Mac Chief Executive Officer David M. Moffett. This new structure effectively eliminates the need for a chief business officer. As a result, Patricia L. Cook, who had held that position, will be leaving the company.

The company also named Senior Vice President and Corporate Controller David Kellermann as acting chief financial officer, reporting directly to Moffett, while it undertakes an external search to fill the position on a permanent basis. Chief Financial Officer Anthony S. (“Buddy”) Piszel is departing the firm.

All of the company’s credit management activities will be consolidated under a single new position, Chief Credit Officer, reporting directly to Moffett. Raymond G. Romano, senior vice president, Credit Risk Oversight, will be the acting chief credit officer reporting directly to Moffett while the company conducts an external search.

Since Freddie Mac views the fulfillment and definition of its mission as a matter to be conducted in close consultation with its regulator and conservator, the Federal Housing Finance Agency, the company’s Mission Division, headed by Senior Vice President Robert Y. Tsien, will move into the company’s Compliance & Regulatory Affairs Division, headed by Senior Vice President Jerry Weiss.

As previously announced, Freddie Mac has ceased all lobbying and political activity. As a result, Timothy J. McBride, senior vice president, Government & Industry Relations, is also leaving the company.

“I am excited about the changes we’re making today, and believe they position us to best achieve the mission and goals of the company over the long term,” Moffett said. “I also want to thank the officers who are leaving Freddie Mac for their service to the company. I commend them for the many accomplishments and achievements Freddie Mac made under their leadership and wish them all the best in their future endeavors.”

Freddie Mac is a stockholder-owned corporation established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac raises capital on Wall Street and throughout the world’s capital markets to finance mortgages for families across America. Over the years, Freddie Mac has made home possible for one in six homebuyers and more than five million renters.

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